EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 10, 2006

AEP EXPECTS THIRD-QUARTER EPS OF APPROXIMATELY $0.67 GAAP, $0.99 ONGOING

COLUMBUS, Ohio, Oct. 10, 2006 - American Electric Power (NYSE: AEP) today said that it expects third-quarter 2006 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of approximately $0.67 per share and third-quarter 2006 ongoing earnings (earnings excluding special items) of approximately $0.99 per share. Third-quarter 2005 GAAP earnings were $0.99 per share and third-quarter 2005 ongoing earnings were $0.95 per share.

Third-quarter 2006 GAAP earnings are expected to be $0.32 per share lower than ongoing earnings primarily because of the announced loss on the sale of the Plaquemine cogeneration plant in Louisiana to Dow Chemical, which will result in an after tax impairment of approximately $136 million, or $0.34 per share.

Key factors in third-quarter 2006 ongoing earnings improvement were the continued strong performance by AEP’s MEMCO barge operations and off-system sales by Commercial Operations that were much better than forecast for the period, which helped AEP’s regional utilities increase ongoing earnings in the quarter.

AEP reaffirmed its ongoing guidance range for 2006 of between $2.65 and $2.80 per share. In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

AEP will release third-quarter earnings details on Tuesday, Oct. 31. The company has scheduled a conference call for 9:00 a.m. EST that day to discuss the third-quarter 2006 earnings announcement with financial analysts. The call will broadcast live over the Internet at http://www.aep.com/go/webcasts . The webcast will include audio of the conference call as well as visuals of charts and graphics referred to by AEP management during the call. The call will be archived on http://www.aep.com/go/webcasts for use by those unable to listen during the live webcast. Minimum requirements to listen to broadcast: The Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

AEP’s management is meeting in New York today with investors and analysts. A webcast of the meeting, which began at 8:30 a.m. EDT, is available live or for replay later at http://www.aep.com/go/webcasts . Visuals used during the meeting are available for download from the same site.

American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 36,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). American Electric Power, based in Columbus, Ohio, is celebrating its 100th anniversary in 2006.

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This report made by AEP and certain of its subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its registrant subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; the ability to recover regulatory assets and stranded costs in connection with deregulation; the ability to build or require generating capacity when needed at acceptable prices and terms and to recover those costs through applicable rate cases or competitive rates; the ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; new legislation, litigation and government regulation including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery for new investments, transmission service and environmental compliance);resolution of litigation (including pending Clean Air Act enforcement actions and disputes arising from the bankruptcy of Enron Corp. and related matters); AEP's ability to constrain its operation and maintenance costs; AEP's ability to sell assets at acceptable prices and on other acceptable terms; the economic climate and growth in AEP's service territory and changes in market demand and demographic patterns; inflationary and interest rate trends; AEP's ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas, and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; changes in the financial markets, particularly those affecting the availability of capital and AEP's ability to refinance existing debt at attractive rates; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, and other energy-related commodities; changes in utility regulation, including implementation of EPACT and membership in and integration into regional transmission structures; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP's pension and other postretirement benefit plans; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation, and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.